Exhibit 99.2
EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

Conference Call Transcript

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

Event Date/Time: Feb. 10. 2005 / 10:30AM ET
Event Duration: N/A

Thomson hereby grants permission for Education Management Corporation to republish its own transcript for internal and investor-related purposes. All disclaimers noted on StreetEvents are applicable to Education Management Corporation’s use of such transcript.

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Jim Sober
Education Management Corporation - VP-Finance

Jock McKernan
Education Management Corporation - CEO

Rob McDowell
Education Management Corporation - EVP and CFO

Bill Brooks
Education Management Corporation - President and COO

Dave Pauldine
Education Management Corporation - EVP and Chief Marketing Officer

CONFERENCE CALL PARTICIPANTS

Jerry Herman
Legg Mason - Analyst

Greg Cappelli
Credit Suisse First Boston - Analyst

Richard Close
Jefferies & Company - Analyst

Trace Urdan
Robert W. Baird - Analyst

Howard Block
Banc of America Securities - Analyst

Gary Bisbee
Lehman Brothers - Analyst

Mark Marostica
Piper Jaffray - Analyst

Jeff Silber
Harris Nesbitt - Analyst

Kelly Flynn
UBS - Analyst

Mark Hughes
SunTrust - Analyst

PRESENTATION

Operator

Welcome to the Education Management Corporation fiscal second quarter 2005 conference call. At this time, all participants lines have been placed in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer section. [Operator Instructions] As a reminder this conference is being recorded Thursday, February 10, 2005. At this time, I’d like to turn presentation over to Jim Sober, Vice President of Finance. Please go ahead, sir.

Jim Sober  - Education Management Corporation - VP-Finance

Thanks, operator. Good morning, everyone, and welcome to our call today. With me I have Bob Knutson, our Chairman; Jock McKernan, our CEO; Bill Brooks, President and Chief Operating Officer; Dave Pauldine, Executive Vice President and Chief Marketing Officer; and Rob McDowell, Executive Vice President and Chief Financial Officer. Following our opening remarks, we will begin a question-and-answer session, and during that session we really ask that you please limit yourself to one question and no more than one follow-on question so that we can respond to as many participants as possible on the call. Before turning it over to Jock McKernan for his comments, I’d like to remind everyone that the Safe Harbor language included in our earnings press release pertains to today’s call. Jock.

Jock McKernan  - Education Management Corporation - CEO

Thank you, Jim. Good morning, everyone. We appreciate you joining us today. We’re pleased to report another quarter of good financial results. For the quarter ending December 31, revenues were $276 million, an increase of 18 percent over prior year. Net income was just under $40 million, an increase of over 23 percent. EPS for the quarter was $0.53, up from $0.43 last year. We had a number of positive events in the quarter.

The number of students taking 100 percent of their coursework online at the Art Institute Online or South University Online nearly doubled year-over-year to more than 2,700 fully online students for the current winter term. Approximately 7,389 students across EDMC’s education systems are now taking at least part of their coursework online, up 70 percent compared to the 4,300 students enrolled in at least one online course last year. As I’ve said on a number of other occasions, we’re focusing our growth on organic opportunities. In addition to our online growth, we’ve already introduced four new academic programs this year; with at least two more to come. And we are continuing to roll out programs at additional locations at a pace exceeding last year’s. In April, we will begin offering our first transplanted programs at South

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

University. When all of the South campuses will initiate a master’s program in counseling, similar to the master’s program in counseling offered at Argosy University.

Our four start-ups at Brown Mackie Colleges in Miami, San Diego, Orange County and Los Angeles opened in January, and had their second monthly start just this week. All are sharing facilities and services with our institutes in those cities. The opening of these campuses brings to five the number of start-up locations for this fiscal year, and we are well along in the process for opening a minimum of five new campus locations in fiscal year ‘06 as well. Bill will have more to say on our start-ups later in the call.

On the accreditation front, we received good news from the accreditation committee of the American Bar Association. They have recommended to the Council on Legal Education and Admission to the Bar that Western State University be granted another five-year period of provisional accreditation. The hearing before the council is on Saturday and if the council recommends a provisional accreditation, it is expected that the matter will be brought before the ABA house of delegates for final approval next Monday.

In our most recent winter start, total enrollment at EDMC’s education institutions was just over 66,000 students at the start of the current winter quarter compared to approximately 59,000 students last winter, an increase of 12.1 percent. As Bill and Dave will discuss, we believe our inquiry-in balance that we referred to in the last call is starting to improve, and expect student growth for spring to be in the same range as the winter quarter.

As you saw from our release, we are increasing our EPS guidance for the fiscal year from $1.28 to $1.29. Now let me turn the call over to Rob for a more detailed discussion of our financial results. Rob?

Rob McDowell  - Education Management Corporation - EVP and CFO

Thanks, Jock. Rather than repeat too much of what’s already in the press release, I’ll try to limit my remarks to providing some additional color on the press release. As far as revenue goes, I think it’s important to point out that our average revenue per student showed a nice increase in the second quarter. That’s in contrast to the last several quarters, where the mix has changed with the inclusion of, principally, students at Brown Mackie Colleges. But you can see now that we have an apples-to-apples comparison year-over-year in the second quarter. We are, again, showing good growth in -- in average revenue per student. All along we have been seeing decent increases in our tuition pricing year-over-year, but it wasn’t reflected in the average revenue per student because of the mix. But now we’re on an even footing, and it’s coming through.

With regard to the margin issue, a little more detail there. Our advertising expense was up approximately 110 basis points in the second quarter as a percentage of revenue compared to the prior year same quarter. And a fair amount of that was discretionary spending that we undertook in the last couple of months of the quarter. In addition, we had a -- an improvement in our rent expense as a percentage of revenue, and a fair amount of the credit there goes to our shared services location strategy. And speaking of shared services, our new school openings this year compared to last year cost us an additional 50 basis points of margin in the second quarter, but that along with the advertising we view as important investments for the future growth of the Company.

Bad debt expense was up approximately 50 basis points in the second quarter compared to the year before. That continues a trend of year-over-year increases, but somewhat less than -- than the last quarter. And finally, our SOX compliance costs cost us about 30 basis points of margin in the second quarter this year compared to the prior year. Our effective tax rate, as you saw, was down owing to a successful resolution principally of the final audit of Argosy Education Group which we acquired approximately three years ago. This was entirely expected. We had a settlement as of the time of our last call, but it wasn’t entirely approved all the way up the ladder with the IRS, so we held off saying anything about it; but it was factored into our thinking when we raised our guidance by one penny or our last conference call.

Moving down to the balance sheet, you can see that we’ve had very good cash flow over the last 12 months. In the -- as of the end of the second quarter last fiscal year, in other words, December 31, 2003; we had net debt -- by that I mean total borrowings minus cash of approximately $85 million. This year we have positive cash of $21 million. So over the course of that 12-month period, we were able to completely repay all of the borrowings that we took to acquire South University, the Brown Mackie Colleges -- what are now the Brown Mackie College group, as well as the -- the Bradley Academy Art School in York, Pennsylvania. So we’ve -- as you can see we’ve gone from a net debtor to having positive cash -- a positive cash position. Our CapEx -- also I think it’s evident that we’ve been successful in our efforts to hold the line on CapEx year-to-date, and we’re forecasting approximately 9.5 percent CapEx spending program this fiscal year as a percentage of revenue.

Finally on the balance sheet, with regard to our receivables, you can see we had a nice improvement in the days sales outstanding and receivables calculation. Again, that’s on a quarterly basis, and that comes as a result of better collections efforts. We did book a higher bad debt reserve as a percentage of gross receivables. That was up approximately 1 percent to 49 percent of gross receivables as of the end of this quarter compared to the year ago, when it was about 48 percent. And, also, we’re finding there are students who are using -- taking more advantage of loans, which cuts down on our financing of their costs. That’s about it for the historical numbers. I’ll move on to our business outlook.

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

Just a comment on our 16 percent guidance in revenue growth for the third quarter. That might appear to be a little low, and it -- it is a bit out of trend. The reason is that the academic calendar at some of our schools is causing a shift of revenue this year out of the third quarter and into the fourth quarter. If it weren’t for that, the quarter would be more in trend with the second quarter and the fourth quarter of the current fiscal year.

Our -- we are expecting an approximate 20 basis-point margin expansion in the third quarter, in contrast to the pro forma deterioration in the second quarter. And that comes in spite of the fact that we do intend to continue with higher spending levels in advertising, as well as the continued growth in losses on new school openings; again important investments for future growth of the Company. For the fiscal year, we’re expecting approximately 80 basis points of EBIT margin expansion. Again, continuing through the end of the year with the advertising spending and investments in -- in new schools. Overall, we expect that our advertising and admissions expense will come in at approximately 16 percent of revenue. That’s up a bit from the prior year. But well within our -- our historical range. Jock, I’ll turn it back over to you.

Jock McKernan  - Education Management Corporation - CEO

Thanks, Rob. Now I want to turn the call over to Bill to discuss some of the operations highlights for the quarter. Then Dave is going to provide an update on the marketing and admission activities leading to the winter start. First let’s go to Bill. Bill?

Bill Brooks  - Education Management Corporation - President and COO

Thanks, Jock, good morning. At the start of the winter term total student enrollment was 66103, that’s an increase of 12.1 percent over the prior year period. Same school enrollment, for the 65 schools owned for more than one year, increased 11.8 percent to 65,920 students. Enrollment results were in line with expectations for the quarter. Our strongest performing region of the country continues to be the Western group. At the Art Institutes, our campus-based student enrollment growth remained consistent with the growth rates achieved for the fall term. Student interest in our online programs remain strong. To support this demand, we continue to increase staff, and we’re focused on increasing efficiency across our various systems and processes. We have many opportunities at South University and the Art Institutes to expand the number of online programs we offer.

As an example, we’ve recently started to market our new online Master of Fine Arts degree through the Miami International University of Art and Design. We plan to continue to roll out a number of new online programs through calendar year 2005. We are now anticipating a launch of fully online programs at Argosy University in early calendar year 2006, once we obtain the necessary regulatory approvals. With an extensive portfolio of academic programs across each of our education systems, we have a large opportunity to deliver flexible, online education that provides superior student experiences and curricular outcomes.

During the quarter, we continued to achieve success in developing and introducing new programs. We introduced two new programs at Brown Mackie College, including associate’s degree programs in sales and marketing and medical office management. We see significant opportunities for additional program rollouts in a number of fast-growing professions. As an example, we recently rolled out our licensed practical nursing program at three additional Brown Mackie College locations. This program is benefiting from a robust employment market, and we’ve experienced strong interest from potential students. The licensed practical nursing program is among the 100-plus program rollouts that we continue to project for fiscal year ‘05. We are pleased with the continued good growth we are achieving across our health sciences programs at Brown Mackie College and South University. Our academic programs are meeting the needs of students and employers in the markets served. And we plan to continue our rollout of programs in this field.

We are pleased with the start-up of our four Brown Mackie Colleges in Miami, San Diego, Orange County, and Los Angeles; which opened in January. We have established multi-year plans for start-up of new locations across each of our education systems. We are close to signing leases in two new markets and we have received state approvals to open two additional campus locations. We are off to a strong start of achieving our goal for opening a minimum of five new campus locations in FY ‘06. We continue to plan for additional shared services locations across our education systems. We will pursue shared services locations in existing markets and expect all future start-ups will either open at an existing campus or transition to a shared services location over time. Across our various shared services locations, we’re pleased with the additional service we’re able to offer our students, the teamwork that is occurring within our campuses across our education systems, and the savings that we’re beginning to realize from these operations.

During the quarter, student persistence levels declined slightly from prior year levels. The slight drop has occurred after several years of strong gains in persistence levels, particularly at the Art Institutes. While we are working to maintain and enhance persistence levels across our education system, we are pleased with the high level of persistence we continue to achieve.

Our graduates continue to succeed in the marketplace. And at the Art Institutes, for example, 88.6 percent of our available graduates for the quarter ended June 30, 2004 were employed within six months of graduation. For undergraduate programs across the Art Institutes, South University and Brown Mackie College, 84.4 percent of the available graduates for the quarter ended June 30th were employed within six months of graduation; with average

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

starting salaries of over $27,200. Now we would like to take an opportunity to highlight our recent marketing efforts. We’ve begun to see improvement in the inquiry-in balance that we reported last quarter at a number our Art Institutes. I’d now like to turn the call over to Dave Pauldine to provide an update on marketing admissions activities.

Dave Pauldine  - Education Management Corporation - EVP and Chief Marketing Officer

Yes, good, Bill, thanks. I’ll provide an update of our overall marketing and admissions operations, including an update on our inquiry initiatives, as mentioned in last quarter’s call. During the second quarter, we laid out a plan for additional advertising, which was put in place midway through the quarter. The incremental spending was intended not only to generate more inquiries but also to address an imbalance on a school -- by school basis, as well as this sort or mix of the inquiry. Thus far we’ve seen an increase in the inquiry flow in the November through January time period, which was in line with our expectations.

The goal of increasing inquiries is, of course, tied to generating more new students. For first and second quarter combined, our cost per new student has increased in the high single-digits. We believe this is a reasonable increase in today’s environment and is attributable to a couple of things.

First, we have a diverse marketing approach which allows us to spread our costs over a variety of sources. Our high school program, for example, continues to generate a more cost-effective inquiry versus other traditional sources which, in turn, allows us to control our overall marketing costs. Second, our new businesses of Brown Mackie College and South University produce new students at a lesser cost than the average across EDMC. This, in turn, helped keep the overall cost per new student across EDMC relatively stable. I’ll add that since Brown Mackie and South University has come into the fold, we’ve actually lowered their cost per start Q1, Q2 of this year versus the same period last year. So our broader platform of school systems and our approach of not being one-dimensional in our marketing is paying off.

I’ll point out that we continue to see good inquiry flow for the Art Institute online and more recently with South University Online as well. With regard to specific levels of spending, over the past several years, EDMC has been in the 15 to 17 percent range of marketing and admissions expenditures as a percentage to revenue. Moving forward, you can expect we’ll be higher up in the range as we step up our investment in new start-up locations, as well as our core business. For fiscal ‘05, I believe as Rob had said, we expect to be at approximately 16 percent. We believe it’s the right decision to invest in our future and believe we’ll see good return on the increase and our marketing outlays moving forward.

Along with investing at more aggressive levels in our marketing and admissions, we’ll continue to allocate resources toward more market research, and the kind of analytical tools which will help us track results, catch trends and improve effectiveness. We’re on a path currently to have a better awareness of our student profile so that we can then customize our messages in ways that resonate with the audiences that we’re targeting.

On the admissions side, our emphasis is on having talented and well-trained admissions representatives who like their jobs and are committed to their profession. We see real opportunities in minimizing the turnover of our admissions personnel. We’re gaining momentum with our national recruitment center which, as you may recall, is an outbound call center, dedicated in converting the high school senior inquiry generated by our core of 140-plus representatives across North America. We’re in our sixth month of full service operations and are hitting high watermarks month-to-month in terms of applications. The return on investment with the national recruitment center is rooted in generating a higher conversion rate and, ultimately, more new students than the traditional approach taken in years’ past with these inquiries.

As you know at EDMC, we place a high value on the public relations effort and the media exposure it garners for our students and faculty. In the past year, we’ve seen media attention given in high-profile segments for our EDMC schools on national showcases such as The Today Show, CNN, The Food Network, NPR, and the CBS Morning Show. Print placements include “USA Today,” “The Wall Street Journal”, CNBC, Bloomberg News, and “Time Magazine”. Just this past year we achieved 700 million impressions for our organization, which carries a publicity value of $3 million. Finally, last year’s best teen chef generated nearly 100 million impressions with a publicity value of 1.5 million. And speaking of best teen chef, we’re now coming up on our sixth annual with local events taking place March 12 at 19 locations and the national event taking place May 14 in Philadelphia. We’ll turn the call back over to Jock.

Jock McKernan  - Education Management Corporation - CEO

Thanks, Dave. Operator, we’re ready for questions

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

QUESTION AND ANSWER

Operator

[Operator Instructions] Jerry Herman, Legg Mason.

Jerry Herman  - Legg Mason - Analyst

A couple of questions with regard to the -- I guess I’ll call it the student acquisition trends marketing and admissions. Dave, you indicated that historically you guys have been between 15 and 17 percent. This year you’ll be at 16 which -- and then you also indicated that would trend up into the higher end of that range. I’m assuming that incorporates the assumption that those expenses are going to continue to rise into the second half and -- and into next year, correct?

Dave Pauldine  - Education Management Corporation - EVP and Chief Marketing Officer

As Rob had laid out, the incremental spending that we dedicated, Jerry, is spread out actually over Q2, 3, and 4 of this year. So, yes, the year-end number at about 16 percent would be inclusive of that additional spending, and then as we move forward into next fiscal year, we’re committed to being in that higher end of range and in -- in the future calls we could be more precise. But, yes, we’re expecting to step it up a bit.

Jerry Herman  - Legg Mason - Analyst

Okay. Great, and my -- my one follow-up will be as follows: The -- the -- the -- the new school influence on total enrollment. It looks like there’s about 183-student difference between the same school and the total count. Does that mean that the five additional schools contributed 183 students? Or is there something else distorting that metric?

Rob McDowell  - Education Management Corporation - EVP and CFO

No, that’s exactly the number, Jerry. Remember, we had one school that started up in the summer, the Art Institute of Ohio at Cincinnati, and then the four Brown Mackies in January.

Operator

Greg Cappelli, Credit Suisse First Boston.

Greg Cappelli  - Credit Suisse First Boston - Analyst

I was wondering if you could be a little bit more specific as to exactly what’s causing lead costs to rise in the high single-digits? It’s just simply the advertising environment in this economy or are there-- or more of a case of just more companies fighting for less leads?

Dave Pauldine  - Education Management Corporation - EVP and Chief Marketing Officer

Yes, Greg, I want to qualify that actually the inquiry costs aren’t necessarily rising. Those, actually for the Company so far this fiscal year, are flat. They’re up by less than a percentage point. The high single-digit metric was in reference to the actual cost per start which, of course, takes into account the conversion on the inquiry and then the start rate on the applicant. And in the high single-digit range, we don’t see that as particularly something that’s off the charts. To your comment, though, about the overall rising costs in -- inquiry flow, we -- we do realize that that is a trend, and certainly we would expect moving forward inquiry costs to begin to trend up.

For example, the bigger piece of the pie continues to be the Internet, which I think we -- we all know. And while as right now that cost for us is -- is up slightly, we expect that to continue to climb as there’s more competition out there. Certainly in the business and IT fields, there’s a lot of competitors bidding for the same keywords that do drive up some of the costs. So it’s possible down the road that that may begin to correct itself as the vendors realize they have to focus on the quality of the inquiry, not just the quantity. So, yes, costs are going up, but it’s important that we pay attention not just to the cost per -- per inquiry, but all the way through to the cost per start, and that’s something that’s more within our ability to control.

Greg Cappelli  - Credit Suisse First Boston - Analyst

Okay, just as my follow-up. Are you actually satisfied with the quantity of leads that you’re getting at this point?

Dave Pauldine  - Education Management Corporation - EVP and Chief Marketing Officer

Well, the old marketer in me says we’re never satisfied with the inquiries, you always want more. But I think that was the focus that Rob spoke about last quarter is we saw an opportunity to invest more in the business and step that up. And the additional advertising that we invested in in Q2 and again in -- in 3 and to a lesser degree in 4, is going to put us to the kinds of levels we need to generate the enrollment growth that we’ve come to expect. I will point out that it’s important to us too not just to generate raw numbers of inquiries, but as this business matures, it’s the -- the -- the type and kind of inquiry, the yield of a particular type of

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

inquiry is diverse from source to source. So we’re applying a little bit more science and trying to focus very carefully on not just the number but the type and category as well. And at this time, we’re -- we’re more pleased with the inquiry flow, to answer your question, than we were 60, 90 days ago.

Greg Cappelli  - Credit Suisse First Boston - Analyst

Okay, and just to clarify. I’m assuming that the extra money that you spent this quarter, and the investment you make, it’s not all going to show up this quarter. I’m assuming that takes a quarter or two going forward before you see results from the additional dollars you spend, is that correct?

Dave Pauldine  - Education Management Corporation - EVP and Chief Marketing Officer

Yes, good point. I appreciate you bringing that up because we’re about ten weeks into it. We can say that we like the trends we’ve seen in inquiries. We can say that so far we’re satisfied with the trends in applications. But after ten weeks, it is premature to translate that into any long-range forecast for our enrollment growth. And we’re comfortable right now sticking with the guidance of double-digit enrollment growth. In the spring we’d be in a better position to provide some guidance for summer and perhaps fall.

Operator

Richard Close, Jefferies & Company.

Richard Close  - Jefferies & Company - Analyst

Yeah, just to, I guess to piggyback on Greg’s question. I was wondering, Dave, if you could sort of break it down or give us a little bit more perspective on the marketing spend. I think you mentioned in your 10-Q about a 60 basis points of the increase in the G&A was related to that. If you could just sort of break it out between maybe spending on, you know, the new Brown Mackie schools versus trying to generate leads where you were soft in the first quarter? Or is it just general rising prices. What would you attribute most of the increase to?

Rob McDowell  - Education Management Corporation - EVP and CFO

Richard, before Dave responds, I just want to clarify something. Yes, the 10-Q does say 60 basis points, but that is unadjusted for the change in accounting. So it’s really apples and oranges. And it’s just -- because it’s-- because it’s a perspective change in accounting for the official SEC filings and so forth, we have to -- we have to just sort of deal with the prior year number as it was reported. But there was approximately $2 million of expense reflected in the second quarter of last year that was moved out of the first quarter under the accounting practice that we followed for many years, of allocating that expense throughout the fiscal year.

So the real number to look at is what we put -- is what I mentioned earlier that in the quarter advertising expense exclusive of the increase in advertising expense related to new schools which was -- you know is part of the loss there that I mentioned-- advertising expense was up 110 basis points, not 60.

Richard Close  - Jefferies & Company - Analyst

Okay. And then maybe if you could just give us -- is more of that just general increases for media buys in the various, you know, types of media? Or is it -- you know, because you opened up five schools. Or is it trying to get leads that were soft in -- at schools in the first quarter?

Dave Pauldine  - Education Management Corporation - EVP and Chief Marketing Officer

Sure, Richard. I think I understand the nature of your question. Maybe I’ll just quickly take you through the process that we went through back in the second quarter in -- in the way that we laid out our plans. It started with assessing the current inquiry landscape across the Company at that point in time. That was done on a school-by-school basis, market-by-market across all of EDMC campus locations. And what we did was essentially establish a goal of what we wanted on the back end in terms of ultimate incremental new students, then back that down to the number of applications that that would require and then, of course, back that down to the number of inquiries that we would need to purchase, given our historical conversion rates and start rates, to achieve the ultimate yield on the back end.

And there’s a lot of science to it, but what it comes down to in the spreadsheets and models is paying attention to, as I mentioned to Greg, the relative weight of the source and category of inquiry. You’re familiar with source and category is an internal term we use here to measure inquiries within 100 miles of our campus versus outside of that. And by applying the various formulas to those, and doing some number crunching, we came up with a game plan for each market that encompassed-- or was embedded into all four of our educational systems. We then struck a deal frankly with -- with vendors, executed. And now a big part of this is -- once it’s executed, monitoring the results, making adjustments, reimplementing, monitoring those results, and reimplementing. I think that gives you a sort of a broader perspective of what took place.

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

Richard Close  - Jefferies & Company - Analyst

Okay. And then maybe a follow-up. What do you see the trends in local TV being? Has it moderated some in terms of the price increases there?

Dave Pauldine  - Education Management Corporation - EVP and Chief Marketing Officer

Right. TV, of course, has become a lesser piece of our pie and the Internet more so, but it’s still a staple to our industry, and certainly to EDMC. Those costs, it would not be safe to say, are coming down. We have managed from time to time to bring them down. For example, with Brown Mackie, since they’ve come into the fold, we’re actually seeing short-term spikes down in the cost-per-inquiry, but I don’t think that’s a trend that’ll continue. It would be safe to say that TV cost per inquiries will continue to rise, and that’s why it’s important to balance out the campaign with other sources, as I had mentioned earlier.

Finally just maybe the last comment on that. Because TV is very much what we call zone A, or focused on the local inquiry, there’s a real opportunity here to supplant or replace those inquiries with good old-fashioned referrals. I think Eduventures referred to referrals as the Holy Grail in our business and we certainly see that opportunity and are focused on that.

Richard Close  - Jefferies & Company - Analyst

Rob, would you be able to make up the margin that you’re giving up on higher ad costs somewhere else to keep your historical margin expansion?

Rob McDowell  - Education Management Corporation - EVP and CFO

Well, Richard, we’ve got the continued increase in advertising expense baked into our guidance for the year, and as I mentioned earlier, we’re looking for 80 basis points of margin expansion for the fiscal year. We’re just now getting into our -- you know, redoing our strategic planning going forward, but our thinking is that, yes, we will be able to -- will be able to manage the increased costs in advertising and still continue to post pretty good margin expansion in future years.

Operator

Trace Urdan, Robert W. Baird.

Trace Urdan  - Robert W. Baird - Analyst

Bill, I wanted to maybe go to some of the comments that you made about the persistence rates and make sure, first of all, that I understood what you were saying correctly. You mentioned AI specifically, and I couldn’t tell whether that was to say that the persistence declined at AI or whether AI is maintaining a high level of persistence there. So I’m wondering if you can give us a little bit of color, you know, maybe by school and program and any other dimension that would help us understand what the drivers of the -- of the weakening persistence rates might be.

Bill Brooks  - Education Management Corporation - President and COO

Sure, let me see what I can do to clarify that. First, you know, let me start out by saying we do know that student persistence does fluctuate. We’ve had kind of a run-up of those numbers to some pretty high levels over the last few years. Last year, of course, we were somewhat flat in persistence. But, with that said, one thing that we’re seeing is -- is that our online students do persist a little bit lower, and because of that effect, we’re seeing some drop in persistence. What our slight drop in persistence was, was about 100 basis points across the entire system.

I think that we’ve spent a lot of time -- a good deal of time and expense on piloting new programs on ground for student persistence, and we’ve learned a lot from that. We’ll be expanding those scopes of the pilots, instituting lessons learned over the last years, and put that for not only our on-ground schools across the systems, including furthering that thought process across Art Institute; but also to the online students, so that we can -- we can have a positive impact on our onliners -- our online learners’ persistence. And, as you know, we’ve always have been committed to improving persistence at EDMC.

Trace Urdan  - Robert W. Baird - Analyst

Sure. Are you -- are you telling us that all of the decline is due to the growth in online? Or is there also, you know, some fluctuation at the on-ground campuses as well?

Bill Brooks  - Education Management Corporation - President and COO

I’m saying that there are some fluctuations on the on-ground campuses as would be expected because those student persistence levels do fluctuate.

Trace Urdan  - Robert W. Baird - Analyst

Of course, it --

Bill Brooks  - Education Management Corporation - President and COO

But we’re not seeing any defining trends in that avenue.

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

Trace Urdan  - Robert W. Baird - Analyst

Meaning you can’t discern any -- any differences between the types of programs, for instance, or the nature of whether two-year or four-year programs? Anything -- anything there to report on?

Bill Brooks  - Education Management Corporation - President and COO

Nothing any more than what we have had in the past. So nothing changing where we see any trending happening that’s any different than what we’ve seen in the past.

Trace Urdan  - Robert W. Baird - Analyst

Okay. And how would you guys -- there’s speculation that some of it is-- an improving economy is going to draw students away from school into the job market. Where do you come out on -- on that as a -- as a cause or a potential cause of this?

Jock McKernan  - Education Management Corporation - CEO

Trace, this is Jock. That’s an interesting theory that a lot of people have talked about. And we haven’t been able to determine that -- that there really is anything to that. Mainly because, as Bill said, we’re seeing schools that are improving significantly in -- in persistence as well as some that we really need to do a little bit more work on. So it’s hard to say that the economy really has a big impact. There are those, though, that have pointed out that when most of the schools in our system, as well as in the industry as a whole, saw some upticks in -- in the persistence, was during sort of the down time in the economy. The fact that we haven’t dropped back down at the same rate that we went up tells me that we’re doing a pretty good job in focusing on the schools and the extra help that we’re giving students to keep them on track for the kind of education we want them to receive.

Operator

Howard Block, Banc of America Securities.

Howard Block  - Banc of America Securities - Analyst

Rob, the guidance for CapEx for the rest of the year implies some pretty heavy spending. And I was wondering if you’re just being conservative with regards to the CapEx guidance? But if not, what are the initiatives that we’ll be seeing more of in that you’ve already opened your quota of five new schools for the year, and-- anyway, just some elaboration on that would be appreciated.

Rob McDowell  - Education Management Corporation - EVP and CFO

No, I don’t think we’re being -- there aren’t any major projects or trends to -- to reveal. However, there are some contingencies. So we are -- we are being a little bit conservative to make sure that we’ve got that covered. That’s really it.

Howard Block  - Banc of America Securities - Analyst

Okay. And along those lines, as we sort of look at the CapEx requirements for a, quote, new facility or new school that’s actually opening within an existing facility, would it be helpful to think of those, let’s say a new Brown Mackie opening up within an existing AI as sort of financially analogous to just a new program rather than really the capital intensity of -- of a real new facility?

Rob McDowell  - Education Management Corporation - EVP and CFO

That’s sort of in between, Howard. It seems a little wishy-washy but, you know, having visited a few of them. You know there is leverage on the existing space, but from what I’ve seen, we’ve built out additional space. For example, in Orange County, took on more space than we might otherwise in Tampa, but not as much. And, of course, Brown Mackie campus tends to be somewhat more-- a simpler facility than, say, an Art Institute.

Jock McKernan  - Education Management Corporation - CEO

Howard, this is Jock. Let me just add one other thing because, needless to say, as we’ve gone through this process we’re really among the first to have -- to have embarked upon the shared services location concept and, as you would expect, we’ve learned a lot as we’ve done that. And one of the -- the aspects that is critical to it being successful for students is making sure that students have their own space in each of the educational institutions. And, therefore, it isn’t like just adding new programs. We have to make sure that we have the right kind of CapEx to -- to ensure that there is specific space that might have been being used for something in the existing school that we move around.

As Rob said, it isn’t anywhere near expensive as starting a greenfield but it is more than just having a couple of programs, because we do have a few personnel who are specifically dedicated to the educational institution that’s being created and we have specific space. Now, it’s generally just improvements that are needed because it’s space, for the most part, that we already have under lease. But it does add somewhat to the cost more than if you were just adding a program at one of the existing schools.

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

Howard Block  - Banc of America Securities - Analyst

Okay. And then just lastly. The -- I know you don’t have any experience with a greenfield facility for Brown Mackie, and I think you only have one with -- in terms of greenfield for Argosy. But, if I recall, the Argosy greenfield experience that you had in Dallas was a bit of a challenge to build the population there initially. And I was wondering if you believe that launching a, quote, new school within an existing facility of AI or vice versa gives you some leverage and enables you, perhaps, to accelerate enrollment growth in the early stages versus having a -- a truly new facility that has few people inside and could deter a prospective student from enrolling?

Rob McDowell  - Education Management Corporation - EVP and CFO

Howard, we do believe that shared services locations add to the student experience, especially for the new students coming into the new institution. It’s -- it has been demonstrated, as we have talked with students that they really do appreciate being part of something that is larger. So we think that -- that is a benefit to us. We don’t have a lot of experience in Brown Mackie. Of course, Bill has a lot of experience with them since he has opened Brown Mackies in the past, so it’s not as though the Company doesn’t. We are looking at a different model with-- with an ability to reduce costs. And at Dallas, that was the first start-up for Argosy since we had owned them, and we believe that future start-ups will be a lot more successful; as we’re now seeing in Dallas with Argosy, and they’re tracking students under the new model that we have, and it will be less expensive because we’ll be doing it in conjunction with an institution that’s already in the building.

Operator

Gary Bisbee, Lehman Brothers.

Gary Bisbee  - Lehman Brothers - Analyst

I guess my first question, you know, implicit, I guess, in -- in the fact that lead costs are flat, but student acquisition costs are going up is lower conversion rates. And I wondered if you’d comment. Is that largely just a mix issue, where the online leads are converting at a fair amount lower rate than you have historically seen from TV or direct mail or something like that? Or are we also seeing falling conversion rates from particular media sources?

Bill Brooks  - Education Management Corporation - President and COO

I think you put your finger on it, Gary. If our inquiry costs are essentially flat and our cost per new student is in the high single-digits, you can zero in either on the conversion rate or the start rate. And it is a truism that the conversion of the Internet inquiry for us is -- is down versus -- is lower than the average composite across the Company. I think what the Internet has done is -- it’s made instantly available to prospective college seekers the ability to size-up the available college choices that they have in a way that wasn’t available before. So we’re all sharing some -- somewhat duplicate inquiries across -- across the industry. So to your point though, yes, it’s specifically tied to conversion on Internet.

Gary Bisbee  - Lehman Brothers - Analyst

Okay. Thanks. And I guess a follow-up, just to be clear, Rob. Within the guidance you said for 20 bases points of margin expansion in the third quarter. Is that pro forma for, or adjusted for, the accounting adjustment you made or is that on an actual versus reported last year?

Rob McDowell  - Education Management Corporation - EVP and CFO

No, it’s pro forma. The effect last year is pretty minimal. It was about $275,000 of expense that rolled into the third quarter last year as a result of the intra-period expense allocation. Considerably less than what hit the second quarter last year. So, yes, I factored -- I was giving you an apples-to-apples comparison there.

Operator

Mark Marostica, Piper Jaffray.

Mark Marostica  - Piper Jaffray - Analyst

Just following up on Gary’s question. You mentioned tougher conversion rates on the web increase. I’m wondering if you’re planning or if you are making any alterations in your category or source of inquiries as a result of some of the experience on the conversions that you’ve had? Or perhaps if you’re just planning to make some other process changes to help improve those rates? If you can give us some color there, that would be helpful.

Dave Pauldine  - Education Management Corporation - EVP and Chief Marketing Officer

Sure, Mark. There’s two ways to show improvement. One is to just drive sheer volume and acquire more of those lessor converting inquiries. And the other is to do a bit of geo-targeting, if you will, where you attempt to filter out the Internet inquiries that come to you outside of a chosen radius; which the vendors are happy to charge you a few more bucks to do. Then, in addition to that, using other sources beyond the Internet, as I had said, such as television, the high school program, referrals, or good ol’ public and community relations can generate more inquiries for us closer -- closer to home. So there’s an example of three or four adjustments that we’re constantly making.

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

Mark Marostica  - Piper Jaffray - Analyst

Got it. And then a question for Rob regarding the online business. In the past I believe you’ve commented on online margins and I was wondering if you could give us an update there and-- for the quarter and where you expect them to end by the end of fiscal ‘05 and fiscal ‘06?

Rob McDowell  - Education Management Corporation - EVP and CFO

Online margins are trending pretty well overall in spite of the fact that we’re investing in South University online. So they’re -- they’re pretty much in the same neighborhood as they were last year, net -- net of that -- of the losses that we’re sustaining currently on South University. And, you know, we -- we need to believe that we’ll have significant margin expansion over the next couple of years in online.

Mark Marostica  - Piper Jaffray - Analyst

If I recall, Rob, were they in the high -- or the high teens last year?

Rob McDowell  - Education Management Corporation - EVP and CFO

No, they were more in the mid-teens.

Mark Marostica  - Piper Jaffray - Analyst

Mid-teens, so, great.

Bill Brooks  - Education Management Corporation - President and COO

Mark, they are continuing to increase as Rob said, and we’re still in such a growth mode at -- at -- and even still at AIO that, you know, it’s nowhere near mature. So we are making the choice to reinvest back into that business to continue to staff up, to get the kind of training that I mentioned earlier, and we think that that will allow us to continue the growth in AIO, but we continue to think that once we get to -- to more maturity with AIO it will be one of our highest margin businesses.

Operator

Jeff Silber, Harris Nesbitt.

Jeff Silber  - Harris Nesbitt - Analyst

We haven’t seen an acquisition from your company in quite a while. I was wondering if you could talk a little bit about that. Is it becoming tougher to find potential targets? Are prices going up? A little color on that would be appreciated.

Jock McKernan  - Education Management Corporation - CEO

Sure, Jeff. We haven’t made an acquisition, as you correctly pointed out in over a year. And it’s not that we don’t continue to look, but as we said in the -- in the investor meeting that we had here in Pittsburgh a little over a year ago, we believe with the platforms that -- that we have now acquired that we have wonderful opportunities for organic growth. And you’ve seen the five start-ups that we’ve done this year. We’ll probably end up doing at least four on the first half of fiscal year ‘06 as well. And that will make a big difference in terms of the organic growth that we’re going to see, and we think that that will also improve our return on invested capital and that’s been one the criteria that we’ve been using to run our business here over the last year.

I -- I do think, though, that there will be additional acquisitions as we move forward. We are in discussions with folks all the time at -- who have different levels of interest. We are not going to overpay. And, therefore, we’re going to be very selective about an acquisition that both fits our strategic purpose, is an add-on to one of our existing platforms, has good management, and is at an appropriate price.

Jeff Silber  - Harris Nesbitt - Analyst

Okay. Great. And Rob, you had given us the pro forma impact of the change in marketing and admissions on last year’s third quarter. Can you give us the same number for last year’s fourth quarter?

Rob McDowell  - Education Management Corporation - EVP and CFO

Yes. It was actually a pick-up of approximately $300,000. And there was a credit reflected in last year’s fourth quarter. As I said, it was a few hundred thousand dollars.

Operator

Kelly Flynn, UBS.

Kelly Flynn  - UBS - Analyst

I was hoping you could comment on recent trends and maybe some intermediate term expectations for the costs associated with

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

teachers’ salaries. Have you seen any wage inflation impact yet? And just -- I guess as a group, maybe you can draw on your vast history in the sector and speak to whether or not it would be normal to expect some wage inflation at this stage in the cycle?

Jock McKernan  - Education Management Corporation - CEO

Kelly, this is Jock. We have not seen any significant wage inflation either in staff or the faculty level. We continuously look at the level at which we’re paying faculty, making sure that it is competitive, that we’re able to attract the right faculty that have not only the academic credentials but the industry experience or the professional experience in the courses that they’re teaching. We think that’s one of our competitive advantages. It’s one the areas that EDMC has not only prided itself in but has become known for. Ad we’ll continue to do that, and what that has meant is that we have significant increases at times in certain programs depending on the availability of faculty and then we have other areas where the -- wage pressures are not as great. All in all, it has been fairly consistent with what you’ve seen for wage increases just across -- just across the economy in the last year or so.

Kelly Flynn  - UBS - Analyst

Okay. Great. And maybe quickly you could touch on just some of the regulatory issues that have hit the sector. You know other companies within the past couple of months. Have you seen any impact from that, I guess specifically on the pace at which you can get approval for new schools within states? It seems like you guys are moving along pretty quickly, but have you seen any changes there?

Jock McKernan  - Education Management Corporation - CEO

Well, you never like to see bad publicity about your industry, even if it doesn’t affect you directly. We think, though, that we really have developed a culture over decades of doing things right, and that that has resulted in a reputation that we have developed for both the quality academic programs, as well as students success. And that is serving us well with our relationship with regulators as we go for approvals for new programs or for start-up locations. And we have been very well received and have found no real difference in spite of a lot of the things that have been circling around our industry. As long as you have the right explanation, you’ve thought out either the program or the location, we have seen very appropriate responses from regulators and have really detected no change.

Operator

Mark Hughes, SunTrust.

Mark Hughes  - SunTrust - Analyst

It looked like the pace of online adds slowed sequentially in the quarter. What was behind that?

Jock McKernan  - Education Management Corporation - CEO

Mark, let me just make a couple of comments on that. First, we had about a 255-student increase in online student growth, and we are very satisfied with that. We think that our online higher education division is incredibly well-positioned. We saw good growth this quarter, as you could see, almost doubling year-over-year, and we continue to get incredibly high marks from students on the quality of the programs, which we think is going to be crucial to long-term growth, you know, online.

We are seeing a little bit more difficulty than we had thought we would in terms of scaling to meet the demand and making sure that students are really serviced well. We have the right systems. We have the right people. And enough people to make sure that it’s a quality experience for -- for those who are applying. We’ve begun to -- to increase the training for people that we’re hiring. We’re doing a lot of additional hiring as well. So I think that we’re going to see a little bit of a-- of a slowing in the growth for some period here as we make sure that we have the right infrastructure.

We have to address some of the persistence issues that Bill talked about to make sure that we get the persistence up, we’re giving students the kind of support that they need because that’s really what-- what improves persistence and we think that that’s going to be essential to having a successful program. So, as I said, we’re very happy with where it’s positioned. We think it’s going to continue to be a great business for us, but we think that the triple-digit growth that we’ve seen is probably going to slow to high double-digits here for a while as we make sure we have the right infrastructure to support the scaling of the business.

Mark Hughes  - SunTrust - Analyst

Right. How about from a marketing and competition standpoint? Is that an issue for that business as well?

Jock McKernan  - Education Management Corporation - CEO

Let me let Dave make a couple of comments on that, and maybe he can sort of give you some color on both, The Art Institute Online as well as South Online because they are two totally different businesses.

EDMC - Q2 2005 Education Management Corporation Earnings Conference Call

Dave Pauldine  - Education Management Corporation - EVP and Chief Marketing Officer

We continue to enjoy good inquiries flow, Mark, for the Art Institute Online and have since the day that it opened. I think partly because of our brand reputation and awareness. I’d like to think we were first mover mover, had first position back in ‘98 and ‘99. And also because, admittedly, it’s less crowded space out there. So nothing but two thumbs up on the inquiry flow for AIO.

Naturally, we knew going in it would be a different story with the business and IT through South University Online. So we’re diligent, we’re patient, we keep chipping away. It is more crowded out there. Our inquiry costs are slightly higher. But we’re starting to see a graph of -- moving up in the right -- in the right direction with regard to South Online.

Finally, I think the big piece that’ll change or improve our opportunities for generating inquiries with South is to expand our program base beyond just the business and IT and get into the sweet spot of what South University is well known for and that’ll put us in excellent shape to grow that business.

Operator

Gentlemen, at this time, please proceed with any further or additional comments you would like to make.

Jock McKernan  - Education Management Corporation - CEO

Thank you, operator. Once again, let me just thank everyone for participating in our call today. As you heard, we made investments in our business that we believe will position us for continued growth in student enrollments both in the classroom and online and that, in turn, is going to continue our revenue and earnings growth at the levels that investors have come to expect. And we appreciate your participating today. Thanks.

Operator

Thank you, management. Ladies and gentlemen, at this time, we will conclude today’s teleconference presentation. We thank you for your participation on the conference call. If you would like to listen to an audio replay, please dial 303-590-3000. You’ll be asked to enter a access code of 11006735. Once again, ladies and gentlemen, if you would like to listen to an audio replay of the conference, please dial 303-590-3000. You’ll be asked to enter an access code of 11006735. We thank you for your participation on today’s teleconference. At this time we will conclude and please have a pleasant day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	15
© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.